TERMINATION AND SETTLEMENT AGREEMENT

THIS TERMINATION AND SETTLEMENT AGREEMENT ("Agreement") is entered into and effective this 8th day of February, 2010 (the "Effective Date"), by and between Glen Rose Petroleum Corporation, a Delaware corporation, ("Company") and Evergreen Syndications, LLC and Joseph Tovey (collectively the "Consultant").

WHEREAS, on or about July 21, 2009 Consultant entered into a Consulting Agreement with the Company pursuant to which Joseph Tovey ("Tovey") was to provide services as contract CEO and contract CFO of the Company (the "Consulting Agreement").

WHEREAS, there is a pending Iroquois Capital Opportunity Fund transaction affecting the Company, wherein Iroquois Capital Opportunity Fund, LP is providing new financing to the Company (the "Transaction") and the Company will be using a different consultant pursuant to a consulting agreement included as part of the transactional documents for that financing;

WHEREAS, in light of the pending transaction, the parties have agreed to terminate the Consulting Agreement; and,

WHEREAS, the parties have agreed to formalize the termination of the Consulting Agreement and the settlement of their disputes with a Termination and Settlement Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I. **DEFINITIONS**. In addition to the terms defined elsewhere herein, the following terms shall have the meaning prescribed:

A. "Claim" and "Claims" shall mean and encompass all claims, rights, demands, damages, losses, injuries, liabilities, actions or causes of action, proceedings, cross-claims, third party claims (other than indemnity and/or contribution claims reserved herein), counterclaims, or any such potential claims, whether asserted or unasserted, now know or hereafter discovered, of any nature whatsoever, known and unknown, direct or indirect, liquidated or unliquidated, fixed or contingent, whether contractual, extra-contractual, in tort or otherwise, under federal, state, or common law or any other law or at equity, or otherwise.

II. **WARRANTIES & REPRESENTATIONS.**

A. **Authority to Settle**. Each person signing this Agreement represents and warrants that he has the authority to execute this Agreement on behalf of the party for which he is signing. Further, each party represents that it has full power, legal right, capacity, and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Each party further warrants that this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation and is

enforceable against it in accordance with its terms.

B. **Ownership of Claims.** Each party covenants and represents that it has not transferred, assigned, pledged, sold or encumbered in any way any Claim and that it is the sole owner of the Claims released herein.

III. **SETTLEMENT PAYMENT**. Consultant shall receive the following consideration (the "Settlement Amount"):

A. Payment of the cash portion of all outstanding invoices provided to Company from or presented by Evergreen Syndications LLC in the total amount of $45,000 and by Expert Administration, LLC in the total amount of $17,527.79, provided only that Evergreen Syndications LLC and Expert Administration, LLC each provide full bank wiring instructions and Tax ID Numbers;

B. Granting of warrants for 400,000 shares in the following four tranches:

1. Warrant to acquire 100,000 common shares of the Company at a strike price of **$0.50** per share exercisable for twelve (12) months from the Effective Date of this Agreement (See Warrant attached as Exhibit "A" to this agreement);
2. Warrant to acquire 100,000 common shares of the Company at a strike price of **$1.00** per share exercisable for twenty-four (24) months from the Effective Date of this Agreement(See Warrant attached as Exhibit "B" to this agreement);
3. Warrant to acquire 100,000 common shares of the Company at a strike price of **$1.50** per share exercisable for thirty-six (36) months from the Effective Date of this Agreement (See Warrant attached as Exhibit "C" to this agreement); and
4. Warrant to acquire 100,000 common shares of the Company at a strike price of **$2.00** per share exercisable for forty-eight (48) months from the Effective Date of this Agreement (See Warrant attached as Exhibit "D" hereto).

C. Company agreement to a Registration Rights Agreement relating to the above-referenced warrants in the form attached as Exhibit "E" to this agreement.

IV. **PUBLIC DISCLOSURES.**

A. In the event that the termination of Consultant's relationship with the Company is the subject of any press release or Form 8-K filed with the Securities and Exchange Commission (the "SEC") (the "Termination Disclosure"), Consultant shall be entitled to twenty-four (24) hours notice to review and offer proposed edits to the content of the Termination Disclosure regarding Consultant.

B. Company agrees to use reasonable efforts to issue such Termination Disclosure

about Consultant in connection with its disclosure about the proposed Iroquois Capital Opportunity Fund Transaction.

C. The Company agrees that is obligated to include in any such Termination Disclosure, any letter it receives in writing from Consultant expressing disagreement with the way the termination is represented in the Termination Disclosure. Provided, however, nothing herein shall grant or provide to Consultant a veto power or control over the content or form of the Company's SEC general reporting obligations.

V. **Releases.**

A. **Company.** Unless otherwise expressly set forth herein, Company for itself and its past, present, and future representatives, legal representatives, administrators, receivers, trustees, directors, officers, members, managers, employees, agents, consultants, owners, shareholders, principals, attorneys, partners, limited partners, joint venturers, sureties, insurers, subrogees, subsidiaries, parent and affiliate entities, predecessors, successors, assigns, and any other person who may assert a Claim by or through Company, and each of them (individually and collectively, the "Company Related Persons") hereby fully and irrevocably releases, acquits and discharges Consultant and its past, present, and future representatives, legal representatives, administrators, receivers, trustees, directors, officers, members, managers, employees, agents, consultants, owners, shareholders, principals, attorneys, partners, joint venturers, sureties, insurers, subrogees, subsidiaries, parent and affiliate entities, predecessors, successors, assigns, and each of them (individually and collectively, the "Consultant Related Persons") from any and all Claims arising from or related to the Consulting Agreement and Consultant's work for the Company.

B. **Consultant.** Unless otherwise expressly set forth herein and contingent upon the payment in Section III(A) clearing the account of Consultant or its assignee, Consultant for itself and its past, present, and future representatives, legal representatives, administrators, receivers, trustees, directors, officers, members, managers, employees, agents, consultants, owners, shareholders, principals, attorneys, partners, limited partners, joint venturers, sureties, insurers, subrogees, subsidiaries, parent and affiliate entities, predecessors, successors, assigns, and any other person who may assert a Claim by or through Consultant, and each of them (individually and collectively, the "Consultant Related Persons") hereby fully and irrevocably releases, acquits and discharges Company and Iroquois Opportunity Fund, LP and their past, present, and future representatives, legal representatives, administrators, receivers, trustees, directors, officers, members, managers, employees, agents, consultants, owners, shareholders, principals, attorneys, partners, joint venturers, sureties, insurers, subrogees, subsidiaries, parent and affiliate entities, predecessors, successors, assigns, and each of them (individually and collectively, the "Company Related Persons") from any and all Claims arising from or related to the Consulting Agreement and Consultant's

work for the Company.

C. **Continuing Obligation**. Nothing in this Agreement shall alter, affect, discharge or release the obligations created herein of any party.

VI. NON-DISCLOSURE & NON-DISPARAGMENT. Except as otherwise provided in this Agreement, the parties and their attorneys shall keep the existence of this Agreement and the terms or conditions of the parties' settlement completely and strictly confidential.

A. **Compelled Disclosure**. Notwithstanding anything to the contrary herein, if the terms or conditions of the parties' settlement must be disclosed as required by law, or upon order of any court, by subpoena in any litigation, any agency, tribunal, including but not limited to state or federal regulatory, or taxing entities; the party being requested to disclose such information shall immediately, but in no event more than five (5) business days from receipt of a subpoena, demand, request, or order for such disclosure, and prior to any such disclosure, notify the other party of said subpoena, demand, request, or order and provide the other party with a copy of same. The party from whom information is sought shall not produce or otherwise disclose the content of this Agreement and the terms or conditions of the parties' settlement unless and until the other party has given written permission to do so or has had an opportunity to seek appropriate relief from a court or tribunal of competent jurisdiction and, after having sought such relief or had opportunity to seek such relief, a valid order of said court or tribunal requiring disclosure is entered.

B. **Tax Matters**. The parties may disclose the terms of this Agreement to their accountants and/or tax advisors, provided that, such persons are advised that the terms of the settlement are confidential.

C. **Non-Disparagement**.

1. For a period of one (1) years from the Effective Date of this Agreement, both parties agree that they will not disparage, defame, slander, or make any written or oral comments, statements, reports, innuendo or other communications to any third party, on any subject or in any medium or forum, that may cast the other party in a negative light, regardless of the truth of such comments, statements, reports, innuendo, or communications.

2. Notwithstanding the above, the Company and Consultant may disclose, without liability, any information necessary in a response to an inquiry from the SEC, NASDAQ or any other relevant stock exchange, or any state securities administrator.

3. If the Company or Consultant disparages the other contrary to the provisions of this Section VI.C, the other party shall be entitled to recover damages.

D. **Confidentiality and Non-Disparagement are Essential Terms.** The parties agree and acknowledge that their respective obligations of confidentiality and covenants not to disparage each constitute an essential and material part of this Agreement.

E. **Survival of Confidentiality.** The confidentiality provisions contained in the Consulting Agreement shall survive termination of that agreement.

VII. **SELF RELIANCE.** Each party represents and warrants that it has not been influenced to enter into this Agreement in reliance upon any statements or representations, oral or written, by any party hereto or by any other person or entity not otherwise contained herein. Each party or the duly authorized representative of each, further acknowledges that it has been advised by legal counsel of its choice (or has chosen not to seek legal advice) and has read and understands the effect of the mutual promises and releases contained herein, and executes this Agreement of its own free will and accord for the purposes and considerations set forth herein and in the duly authorized capacity indicated, and after full consultation with legal counsel (or its decision not to seek legal counsel).

VIII. **NO BROKERS.** No non-party to this Agreement has acted directly or indirectly as a broker, finder or financial advisor for any Party in connection with the negotiations relating to the transactions contemplated by this Agreement, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any Party, except as stated herein.

IX. **GOVERNING LAW.** This Agreement, and the rights and obligations of the Parties hereto, shall be governed by and construed in accordance with the substantive laws of the State of Delaware but not the conflict of laws provisions. This Agreement is performable in New York County, New York.

X. **SEVERABLE.** Should any part, term, or provision of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and any part, term or provision, if finally declared or determined to be illegal or invalid, shall be deemed not to be a part of this Agreement and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal or invalid part, term or provision as may be possible and be legal, valid and enforceable.

XI. **INTEGRATION & NO ORAL AMENDMENTS.** Except as otherwise provided herein, upon performance by the Company, this Agreement contains the entire understanding of the parties hereto and supersedes and cancels all previous negotiations, agreements,

commitments, understandings in connection with the subject matter of this Agreement, whether oral or written, including any matter involving the parties' business relationship. This Agreement may not be released, discharged, abandoned, varied, supplemented, supplanted, amended, or modified in any manner except by a written instrument duly executed by an officer of each party to this Agreement.

XII. **Other Costs.** Other than payment of the Settlement Amount and as otherwise expressly set forth herein, the parties shall be responsible for their own costs, including attorney's fees, related to and arising out of the negotiation and execution of this settlement.

XIII. **Other Documents.** The parties covenant and agree that they will execute or cause to be executed any other instruments and documents that are or may become necessary or convenient to effectuate and carry out this Agreement. The parties agree that all covenants, duties, and obligations contained in this Agreement shall apply to any other instrument or document executed by the parties in furtherance of this Agreement. Consultant may be compensated for its time and expenses related to the execution of instruments and documents required under this Section XIII, but this compensation shall not apply to the review and execution of this Agreement and contemporaneously executed related documents. All such compensation for time and expenses must have prior approval of Andrew Kimmins.

XIV. **Future Disputes.** In the event of a future dispute between the parties related to this Agreement, its interpretation, its application, or its enforceability, the parties agree that the following terms shall govern:

A. **Mediation.** If one or more disputes arise with regard to the interpretation and/or performance of this Agreement or any of its provisions, the parties agree to first attempt to resolve same with a mediator mutually agreed upon by both parties prior to initiating any legal action.

B. **Adequacy of Consideration.** Each party hereby represents and warrants that the promises and covenants set forth in this instrument are supported by fair and adequate consideration, the sufficiency of which is hereby confessed and admitted.

C. **Binding Agreement.** It is understood that the terms of this Agreement are contractual and not merely recitals and shall be binding upon and inure to the benefit of each party and their respective related persons.

D. **No Waiver.** Any failure or delay on the part of any party to exercise any remedy, right, or to require performance or nonperformance of any of the terms, covenants, conditions, or provisions of this Agreement shall not constitute a waiver of such. Further, the waiver, if any, by any party of a breach, requirement of performance, or non-performance of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent

or future breach, requirement of performance, or non-performance by any other party including the previously "waived" provision. The parties, therefore, agree that no "notice" of repudiation of a prior waiver is necessary to enforce a subsequent breach.

E. **Headings and Terms within Agreement.** The headings contained in this Agreement are for convenience only and are not intended to vary or supplement the terms of the paragraph which follows the heading. The headings are not to be given any weight if an issue arises regarding the interpretation of this Agreement.

F. **Mutual Efforts.** This Agreement has been the subject of negotiations and discussions between the parties. Consequently, the parties agree that any rule of construing ambiguities against the drafter shall have no force and effect.

G. **Arbitration Clause.** – Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including the arbitrability of any controversy or claim, shall be settled by arbitration in accordance with the Commercial Arbitration Rules and the Optional Rules for Emergency Measures of Protection of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any provisional remedy which would be available from a court of law shall be available from the arbitrator to the Parties to this Agreement pending arbitration. Civil discovery shall be permitted for the production of documents and taking of depositions. The arbitrator(s) shall be guided by the Court Rules of the New York Unified Court System in allowing discovery and all issues regarding compliance with discovery requests shall be decided by the arbitrator(s). The Federal Arbitration Act shall govern all arbitration proceedings under this Agreement. This Agreement shall in all other respects be governed and interpreted by the laws of the State of New York, excluding any conflicts or choice of law rule or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The arbitration shall be conducted in New York, New York by one neutral arbitrator chosen by AAA according to its Commercial Arbitration Rules if the amount of claim is one million ($1,000,000.00) or less and by three neutral arbitrators chosen by AAA in the same manner if the amount of the claim is more than one million ($1,000,000.00). Neither Party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. All fees and expenses of the arbitration shall be borne by the Parties equally. Each Party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs, however, the prevailing Party shall be entitled to an award of reasonable attorney's fees and expenses, including the cost of the mediation, and such Party's share of the arbitration fees and expenses. This agreement to arbitrate shall survive the termination and repudiation of this Agreement. Any award rising from such arbitration shall be final and binding on the Parties and may be entered in any

court of competent jurisdiction to the extent necessary for the enforcement thereof, and the prohibition against non-disclosure provided in this section shall not apply to such actions.

XV. <u>NO ADVERSE INFERENCE FROM SETTLEMENT.</u> It is understood and agreed that this Agreement is a compromise to terminate doubtful and disputed claims. It is understood and agreed that the consideration being paid is in compromise and settlement of such doubtful and disputed claims and such payments shall not be construed as an admission of liability or wrongdoing by any party. Neither the execution or delivery of this Agreement, fulfillment of any obligation created herein, nor any statement contained in this Agreement shall express, imply, or admit any liability, obligation, wrongdoing, whether by action or omission, by the parties all such liability being expressly denied. The parties deny any liability and wrongdoing of any kind and have entered into this Agreement merely to avoid litigation and to buy their respective peace.

XVI. <u>NOTICES.</u> Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties:

Glen Rose Petroleum Corporation
Attn: Andrew Taylor-Kimmins, President
c/o Walter Reissman
Weisshorn Management
400 Rella Boulevard
Montebello, NY 10910

Evergreen Syndications, LLC:
Attn: Joseph Tovey, Manager
1170 East 19th St.
Brooklyn, NY 11230

XVII. <u>COUNTERPARTS.</u> This Agreement may be executed in one or more counterparts, which will be construed together as forming one Agreement. Each party agrees that its or his facsimile or photocopy of its or his respective signature is the same as an original.

Glen Rose Petroleum Corporation:

DATE: February 19, 2010

By: ______________________

Name: Andrew Taylor-Kimmins
Title: President
Glen Rose Petroleum Corporation
c/o Weisshorn Management
400 Rella Boulevard
Montebello, NY 10910

Evergreen Syndications, LLC:

DATE: February 19, '10

By: ______________________

Name: Joseph Tovey
Title: Managing Manager / CEO
Evergreen Syndications, LLC
1170 East 19th St.
Brooklyn, NY 11230

Joseph Tovey:

DATE: February 19, '10

____

Joseph Tovey
1170 East 19th St.
Brooklyn, NY 11230